Exhibit 10.1

Executive Employment Agreement

This Executive Employment Agreement (the “Agreement”) is made and entered into by and among Prosperity Bancshares, Inc., a Texas corporation (“Bancshares”), Prosperity Bank (the “Bank”), a Texas banking association and wholly owned subsidiary of Bancshares, and Kevin J. Hanigan, an individual who resides in Texas (“Executive”). Bancshares and the Bank are collectively referred to herein as the “Company.”

WHEREAS, the Board of Directors of Bancshares and the Board of Directors of the Bank, upon the recommendation of the Compensation Committee of the Board of Directors of Bancshares, desire to continue the employment of the Executive as President and Chief Operating Officer of Bancshares and President of the Bank on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to continue to be employed as President and Chief Operating Officer of Bancshares and President of the Bank on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1.
Term of Employment.

1.1 Term. The Executive’s employment with the Bank under this Agreement shall commence on April 15, 2025 (the “Effective Date”) and shall continue until the date that is three (3) years from the Effective Date (the “Initial Term”). Upon the expiration of the Initial Term, this Agreement shall automatically be extended on the same terms and conditions set forth herein for a one (1) year period (each a “Renewal Term”) (the Initial Term and the Renewal Terms, if any, collectively referred to herein as the “Term”), unless either party provides the other party not less than sixty (60) days’ prior notice in writing of such party’s election not to extend the Agreement for a Renewal Term. If either party provides such notice of non-renewal, this Agreement shall terminate upon the expiration of the Initial Term or the Renewal Term, as applicable. Either party may terminate this Agreement at any time, subject to the terms of this Agreement.

1.2 Termination of Prior Agreements. The Company and Executive are parties to that certain Executive Employment Agreement dated June 16, 2019 (the “Prior Agreement”). The Company and Executive acknowledge that execution of this Agreement shall terminate the Prior Agreement, and upon the termination of the Prior Agreement, Executive shall have no further rights under the Prior Agreement. Executive acknowledges that the benefits that Executive will receive pursuant to this Agreement constitute consideration to which Executive is not otherwise entitled and is adequate consideration to support termination of the Prior Agreements and replacement by this Agreement.

2.
Position and Duties.

2.1 Position. During the Term, the Executive shall serve as the President and Chief Operating Officer of Bancshares and President of the Bank, or in such other positions designated by the Company with responsibilities and authority commensurate with at least that of President and with Executive’s background and qualifications. The Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Company commensurate with Executive’s position with the Company.

2.2 Duties. During the Term, the Executive shall devote substantially all of Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise without the prior written consent of the Company. Notwithstanding the foregoing, the Executive will be permitted to (i) with prior written consent of the Company, act or serve as a director, trustee, committee member or principal of a civic or charitable organization, and (ii) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (i) and (ii) do not interfere with the performance of the Executive’s duties and responsibilities to the Company. During the Term, Executive shall be subject to the Company's policies, rules and regulations. The Executive acknowledges and agrees that he owes a fiduciary duty of loyalty, fidelity and allegiance to the Company.

3.
Compensation.

3.1 Base Salary. The Bank shall pay the Executive an annual base salary of $1,092,865.00, subject to applicable taxes and withholdings, in periodic installments in accordance with the Bank’s customary payroll practices (the “Base Salary”). The Executive’s Base Salary shall be reviewed annually by Bancshares’ Compensation Committee and may be increased, but not decreased, in the sole discretion of the Compensation Committee.

3.2 Bonus and Incentive Compensation. The Executive shall be eligible to participate in any applicable bonus programs as may be implemented by the Company during the course of Executive’s employment and in accordance with the terms of any such bonus program including that certain executive annual incentive bonus program, or any replacement bonus program for executives of the Company. The decision to provide bonus compensation and the amount and terms of any such bonuses shall be in the sole and absolute discretion of the Company.

3.3 Employee Benefits. During the Term, the Executive shall be entitled to participate in employee benefit plans, practices and programs maintained by the Company, as in effect from time to time, including any stock incentive plan (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee

Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

3.4 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Bank’s expense reimbursement policies and procedures.

3.5 Automobile Benefit. During the Term, the Executive shall be provided with a Bank-leased or Bank-owned automobile.

4.
Termination of Employment.

4.1 Termination. Executive’s employment may be terminated by either the Company or the Executive at any time and for any reason, subject to the terms of this Section 4. Upon termination of employment during the Term, compensation and benefits shall be paid as set forth below.

4.2 Termination With Cause or Without Good Reason. The Company may terminate Executive’s employment at any time with Cause, defined below, by providing the Executive written notice of termination. The Company may place the Executive on paid leave for up to thirty (30) days while it is determining whether there is a basis to terminate the Executive’s employment for Cause, and such leave shall not, in and of itself, give rise to Good Reason, defined below. The Executive may terminate his employment at any time without Good Reason by providing the Company at least thirty (30) days’ notice of resignation. In the event the Company terminates Executive’s employment with Cause or the Executive terminates his employment without Good Reason, the Executive shall be entitled to receive only the Accrued Benefits, defined below.

4.3 Termination of Employment and/or the Agreement Upon Expiration of Term. If either party provides timely notice of non-renewal of the Agreement, as set forth in Section 1, this Agreement shall expire upon the expiration of the Initial Term or the Renewal Term, as applicable. In such event the Executive’s employment may be terminated as of such expiration, or the Executive’s employment may continue on an at-will basis. In the event the Executive’s employment terminates upon expiration of the Agreement, the Executive shall be entitled to receive only the Accrued Benefits.

4.4 Termination Without Cause or For Good Reason. The Company may terminate Executive’s employment at any time without Cause by providing the Executive written notice of termination. The Executive shall also have the right, at his election to terminate his employment with the Bank for Good Reason. In order to terminate his employment for Good Reason, the Executive must provide written notice to the Company of the facts giving rise to his termination for Good Reason and must terminate his employment within thirty (30) days of the initial occurrence of the facts giving rise to the ability to terminate for Good Reason should it not be cured by the Company. In the event that the Company terminates the Executive’s employment without Cause or the Executive terminates his employment with Good Reason, the Executive shall be entitled to receive the following:

(i)
the Accrued Benefits;
(ii)
an amount equal to the greater of (a) the remainder of the yet to be earned and paid Base Salary in effect on the Termination Date, defined below, (prior to any reduction giving rise to Good Reason) through the end of the Initial Term or Renewal Term, as applicable, and (b) one (1) times the Executive’s Base Salary in effect at the time of termination (prior to any reduction giving rise to Good Reason);
(iii)
a pro rata portion of the Average Annual Bonus, defined below; and
(iv)
any outstanding shares of Bancshares restricted common stock (“Restricted Stock”) shall be accelerated and vest in one-third increments for each full year worked after the applicable grant date. Should the Compensation Committee fail to accelerate the vesting of such Restricted Stock and the shares are not vested, Employer shall pay to Executive a lump sum cash payment equal to the applicable number of shares of Restricted Stock multiplied by the average closing price of the Bancshares common stock for the five trading days prior to and including the Termination Date.

Payment will be made in a single lump sum cash payment no later than the thirtieth (30th) day after Executive’s Termination Date, provided that the Executive timely executes and does not revoke a general release of claims in a form acceptable to the Company (the “Release”), which such release is effective by the thirtieth (30th) day after Executive’s Termination Date. The Restricted Stock subject to acceleration shall vest on or immediately prior to Executive’s Termination Date.

4.5 Termination Upon the Executive’s Death or Disability. The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability, defined below. In the event this Agreement and/or Executive’s employment terminates due to death or Disability, the Executive (or the Executive’s estate in the event of death) shall be entitled to receive only the Accrued Benefits.

4.6 Termination During Change in Control Period. Notwithstanding any other provision contained herein, if the Executive's employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive's death or Disability), in each case during the period that begins six (6) months before a Change in Control, defined below, and ends twelve (12) months following such

Change in Control (the “Change in Control Period”), the Executive shall be entitled to receive the Accrued Benefits and, subject to the Executive's execution of the Release which becomes effective within thirty (30) days following the Termination Date, in lieu of the benefits under Section 4.4 hereunder, the Executive shall be entitled to receive the following:

(i)
an amount equal to three (3) times the Executive’s Base Salary in effect on the Termination Date (prior to any reduction giving rise to Good Reason);
(ii)
an amount equal to three (3) times the Average Annual Bonus; and
(iii)
any outstanding shares of Bancshares Restricted Stock shall be accelerated and vest.

Payment will be made in a single lump sum cash payment on the thirtieth (30th) day after Executive’s Termination Date, provided that the Release is effective by such date. For the avoidance of doubt, in no event shall Executive be eligible for both the payments set forth in Section 4.4 and the payments set forth in this Section 4.6.

5.
Resignation of All Other Positions. Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board of Directors (or a committee thereof) of the Company or any of its affiliates.
6.
Cooperation. The parties agree that certain matters in which the Executive will be involved during the Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Company, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation.
7.
Restrictive Covenants.

7.1 Confidential Information. “Confidential Information” means and includes the Company’s, and its affiliated entities’, confidential and/or proprietary information and/or trade secrets. Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, including, but not limited to the following: information regarding past, current and prospective customers and investors and business affiliates and contractors; information regarding the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques; including contact names, services provided, pricing, type and amount of services used, financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; payments or rates paid to consultants or other service providers. Confidential Information includes any such information that Executive may originate, learn, have access to or obtain, whether in tangible form or memorized. Additionally, Executive recognizes that the Confidential Information is dynamic and ever-changing. Confidential Information does not include information that is generally available to and known by the public, provided that such disclosure to the public is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf. Executive acknowledges that the Company’s business is highly competitive, that this Confidential Information constitutes a valuable, special and unique asset used by the Company in its business, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company.

7.2 Promises of the Company. The Company promises and agrees that, reasonably soon after the execution of this Agreement by Executive and during the Term and as part of the employment under this Agreement, the Company shall provide Executive with Confidential Information, which will enable Executive to perform his job for the Company. In addition, after the Effective Date, Executive will have immediate access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint ventures, investors, and financing sources of the Company. Executive acknowledges that: (i) the Company has devoted substantial time, effort, and resources to develop and compile the Confidential Information; (ii) public disclosure of such Confidential Information would have an adverse effect on the businesses of the Company; (iii) the Company would not disclose such information to the Executive, nor would the Company employ or continue to employ the Executive without the agreements and covenants set forth in this Section; and (iv) the provisions of this Section are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

7.3 Executive’s Promises.

(i)
Non-Disclosure Obligations. Executive agrees that Executive will not, at any time after the date of this Agreement, during the period of his employment with Company, and/or after the Executive’s Termination Date, make any unauthorized disclosure, directly or indirectly, of any Confidential Information of the Company, or confidential information belonging to third parties that was obtained by Executive during his employment with the Company (excepting any third party confidential information provided to Executive independently of Executive’s employment with the Company), or make any use thereof, directly or indirectly, except in performance of Executive’s duties for the Company. Executive also agrees that Executive shall immediately deliver to the Company, as directed, upon the termination of employment or at any other time at the Company’s request, without retaining any copies, all documents and other material in Executive’s possession relating, directly or indirectly, to any Confidential Information or other information of the Company, or Confidential Information or other information regarding third parties, learned as an Executive of the Company.
(ii)
Restrictive Covenants. Ancillary to the consideration to be provided pursuant to this Agreement, including but not limited to the Company’s agreement to provide Confidential Information to Executive and Executive’s agreement not to disclose Confidential Information, and in order to protect the Confidential Information, Executive agrees to the non-competition and non-solicitation provisions set forth in this Section 7.3(ii)(1)-(2) (the “Restrictive Covenants”). Executive agrees that, during the Restricted Period, as defined below, he will not, except in his capacity as an employee of the Company, directly or indirectly:

(1) Non-Competition Obligations

(A) in any state where the Company maintains banking centers or lending offices, (a) compete in, engage in, or contribute knowledge to, a business similar to or otherwise competitive with the business of the Company, or (b) compete in, engage in, or contribute knowledge to any type of financial services related business which the Company (i) has plans to engage in, or (ii) has engaged in during the preceding twelve (12) month period if, in either the case of (i) or (ii), within the twenty-four (24) months before the Termination Date, Executive had access to information regarding the proposed plans or the business in which the Company engaged; or

(B) take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, corporation or other business or entity engaging in a business similar to or otherwise competitive with that of the Company. Notwithstanding the foregoing, the Executive is permitted hereunder to own, directly or indirectly, up to five percent (5%) of the issued and outstanding securities of any publicly traded financial institution conducting business;

(2) Non-Solicitation Obligations

(A) call on, solicit, service, or attempt to do any of the foregoing with respect to, customers or prospective customers of the Company if, within the eighteen (18) months prior to the Termination Date, Executive had material contact with the customer or prospective customer, or had obtained material information about the customer or prospective customer; or

(B) hire, retain, call on, solicit for hire or induce to leave employment, any individual who is or was an employee of the Company on the date of, or within the three (3) month period before the date of, such hire, retention, solicitation or inducement, provided that such individual is an individual whom Executive had contact with, knowledge of, or association with in the course of Executive’s employment with the Company, and Executive will not assist any other person or entity in such activities.

7.4 Restricted Period. Except as otherwise provided for herein, the non-competition and non-solicitation obligations set forth in Section 7.3 shall apply from the Effective Date through the later of (a) the end of the Term, regardless of whether Executive’s employment terminates prior to the end of the Term or (b) one (1) year following the Termination Date (the “Restricted Period”). The transfer of employment between the Company and any affiliated entities does not constitute termination of employment.

7.5 Restrictive Covenants Reasonable. The parties to this Agreement hereby agree that the Restrictive Covenants set forth in this Section are ancillary to this Agreement, which is an otherwise enforceable agreement. Executive agrees that his promises in this Section are reasonable and reasonably necessary to protect the legitimate business interest of the Company and its affiliated entities.

7.6 Consideration. As consideration for the Restrictive Covenants, Executive is entitled to the compensation set forth in Sections 3 and 4 of this Agreement. Additionally, the Company agrees to provide Executive with continued access to Confidential Information as described more fully in Section 7.2 above.

7.7 Enforcement and Legal Remedies. The Company and Executive acknowledge and agree that breach of any of the covenants made by Executive in this Section 7 would cause irreparable injury to the Company, which could not sufficiently be remedied by monetary damages; and, therefore, that the Company shall be entitled to obtain such equitable relief as declaratory judgments; temporary, preliminary and permanent injunctions, without posting of any bond, and order of specific performance to enforce those covenants or to prohibit any act or omission that constitutes a breach thereof.

7.8 Tolling. In the event that the Company files a lawsuit in any court of competent jurisdiction alleging a breach of the Restrictive Covenants by the Executive, then any time period set forth in this Agreement including the time periods set forth above, will be extended one month for each month the Executive was in breach of this Agreement, so that the Company is provided the benefit of the full Restricted Period.

8. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed exclusively in accordance with the laws of Texas without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Texas, Harris County. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

9. Entire Agreement. Except for any restricted stock agreements or other equity incentive agreements between Executive and Bancshares then in effect, and unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including the Prior Agreements. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

10. Modification and Waiver. Except as provided for in Section 11, no provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

11. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.

In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

12. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

13. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

14. Code Section 409A.

14.1 General Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder and shall be construed and administered in accordance with Section 409A or such exemption. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

14.2 Specified Executives. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified Executive” as defined under Section 409A, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Executive’s separation from service or, if earlier, on the Executive’s death (the “Specified Executive Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Executive Payment Date shall be paid to the Executive in a lump sum on the Specified Executive Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

14.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i)
the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;
(ii)
any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and
(iii)
any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

15. Code Section 280G. If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a change in control or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 15, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company that is consistent with the requirements of Section 409A until no amount payable to the Executive will be subject to the Excise Tax.

16. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. This Agreement shall inure to the benefit of and be binding upon the each of Bancshares and the Bank and their respective permitted successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business and/or assets of Bancshares or the Bank to expressly assume and agree to perform, by written agreement in form and substance satisfactory to Executive, all of the obligations of the Company under this Agreement. As used in this Agreement, the terms “Bancshares,” “Bank,” and “Company” shall have the meanings set forth herein and any successor to their respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, written agreement, or otherwise.

17. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

To the Company:

Prosperity Bancshares, Inc. and Prosperity Bank

80 Sugar Creek Center Blvd.

Sugar Land, Texas 77478

Attn: General Counsel

To the Executive:

Kevin J. Hanigan

_________________

Dallas, Texas ______

18. Withholding. The Bank shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Bank to satisfy any withholding tax obligation it may have under any applicable law or regulation.

19. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

20. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

20.1 “Accrued Benefits” means:

(i)
any accrued but unpaid Base Salary, which shall be paid in accordance with applicable law, but in no event later than twenty (20) days after the Termination Date (for the avoidance of doubt, the Executive shall only be entitled to that portion of the Base Salary that Executive has worked and earned through the employment Termination Date, but has not yet been paid; he shall not be entitled to the remainder of the Base Salary yet to be earned and paid during the Term);
(ii)
any amounts or benefits to which the Executive may be entitled as a result of such termination under the terms and conditions of any plans or arrangements in effect at the time of termination under Section 3.3 hereof; and
(iii)
any unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Bank’s expense reimbursement policy.

20.2 “Average Annual Bonus” means an amount equal to the average of (i) the amount earned under the executive formulaic annual incentive bonus program or any replacement bonus program for executives of the Company, whether paid in restricted stock or cash, and

(ii) any discretionary cash bonus amounts received by the Executive, for the two (2) calendar years immediately preceding the year in which the Executive’s employment terminates; provided that if Executive’s employment terminates in December of any calendar year, after the amount of the bonus payments are approved by the Compensation Committee, the amount earned for that calendar year and the prior year shall be used in the calculation.

20.3 “Cause” means a determination by the Company that the Executive: (i) has engaged in any act of intentional dishonesty with regard to the Company that is intended to result in his personal enrichment or results in any damage to the Company, or any act of theft, fraud, embezzlement, misappropriation or breach of fiduciary duty or duty of loyalty to the Company, (ii) has been convicted of, pleaded guilty or no contest to or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction), (iii) has engaged in insubordination or refusal to follow the lawful instructions of the Company, (iv) has engaged in negligence or willful misconduct in the performance of his duties with respect to the Company, or (v) has materially breached any material provision of this Agreement or any material written agreement or material corporate policy or code of conduct established by the Company. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have thirty (30) days from the delivery of written notice by the Company within which to cure any acts constituting Cause.

20.4 “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(i)
the merger, acquisition or consolidation of Bancshares or the Bank with any corporation in which such corporation immediately after such merger, acquisition or consolidation owns more than 50% of the voting securities (defined as any securities which vote generally in the election of its directors) of Bancshares or the Bank, as applicable, outstanding immediately prior thereto or more than 50% of Bancshares’ or the Bank’s, as applicable, total fair market value immediately prior thereto;
(ii)
one person (or more than one person acting as a group) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended), directly or indirectly, of securities of Bancshares representing 30% or more of the total voting power represented by Bancshares’ then outstanding voting securities;
(iii)
a majority of the members of the Board of Directors of Bancshares (the “Board”) are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iv)
one person (or more than one person acting as a group) acquires (or has acquired during any twelve (12) month period) assets from the Company that have a gross fair market value equal to 40% or more of the fair market value of the Company’s total assets immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of Bancshares or the Bank, a change in effective control of Bancshares or the Bank, or a change in the ownership of a substantial portion of Bancshares’ or the Bank’s assets under Section 409A.

20.5 “Disability” means the Executive's inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

20.6 “Good Reason” means any of the following reasons:

(i)
absent the Executive’s written consent, the on-going material diminution of the Executive’s duties and/or responsibilities, after receipt by the Company of written notice from the Executive, and failure of the Company to cure such diminution within fifteen (15) days of such notice, and other than a diminution of duties on a similar scale as affects other similarly situated Executives of the Company as a result of a transaction;
(ii)
failure by the Company to obtain the assumption of their obligations under this Agreement by any successor;
(iii)
absent the Executive’s written consent, the Company’s transfer of the Executive’s primary place of employment to a location outside a fifty (50) mile radius of the Executive’s employment locations as of the Effective Time;
(iv)
absent the Executive’s written consent, any reduction in the Executive’s Base Salary, after receipt by the Company of written notice from the Executive, and failure of the Company to cure such reduction within fifteen (15) days of such notice; or

(v)
failure by the Company to comply with any material provision of this Agreement, provided that the Executive gives the Company (as applicable) written notice of such failure and such failure is not cured within fifteen (15) days thereafter.

20.7 “Termination Date” means Executive’s last day of employment with the Company.

21. Acknowledgement of Full Understanding. The Executive acknowledges and agrees that he has fully read, understands and voluntarily enters into this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written below.

PROSPERITY BANCSHARES, INC.	KEVIN J. HANIGAN

/s/ Charlotte M. Rasche	/s/ Kevin J. Hanigan
Charlotte M. Rasche
EVP/General Counsel	Date: April 15, 2025

Date: April 15, 2025

PROSPERITY BANK

/s/ Charlotte M. Rasche
Charlotte M. Rasche
Senior EVP/General Counsel

Date: April 15, 2025